Exhibit 99.1

Poniard Pharmaceuticals Announces Public Offering
of
Common Stock

South San Francisco, Calif. (April 13, 2007) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD) announced today that it plans to publicly offer up to 9,500,000 shares of common stock pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.  In connection with this offering, Poniard plans to grant to the underwriters a 30-day option to purchase up to an additional 1,425,000 shares of common stock to cover over-allotments, if any.  All of the shares are being offered by Poniard.  CIBC World Markets Corp. and Lazard Capital Markets LLC are acting as joint book-running managers in this offering.  Pacific Growth Equities, LLC and Leerink Swann & Company are acting as co-managers.

The securities may not be sold nor may offers to buy be accepted prior to the time that a final prospectus supplement is filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the preliminary prospectus may be obtained from CIBC World Markets Corp. by phone at 212-667-7200 or 866-895-5637, by email at useprospectus@us.cibc.com, by fax at 212-667-6303, or by mail at CIBC World Markets Corp., Attn: USE Prospectus Department, 425 Lexington Avenue, 5th Floor, NY, NY 10017, or from Lazard Capital Markets LLC by mail at 30 Rockefeller Plaza, New York, NY 10020, Attention: Syndicate Department, 60th Floor, or by phone at 212-632-6717.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
7000 Shoreline Court, Suite 270
South San Francisco, CA  94080
206-286-2517
jrathbun@poniard.com

# # #